Exhibit 99.1

For Immediate Release

Contacts:	Linda H. Simmons	Stephen Hourahan
Chief Financial Officer	SVP, Corporate Communications
(401) 574-1652	(401) 574-1541

BANCORP RHODE ISLAND, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 EARNINGS

PROVIDENCE, R.I., January 29, 2009 – Bancorp Rhode Island, Inc. (NASDAQ: BARI), the parent company of Bank Rhode Island, today reported net income of $9.1 million for the year ending December 31, 2008, up one percent from 2007 net income of $9.0 million. Diluted earnings per share for the year ending 2008 were $1.96, up 6.5 percent from $1.84 for year ending 2007.

Net income was $2.25 million for the quarter ended December 31, 2008, a 5.9 percent decline from $2.40 million for the fourth quarter of 2007 and, on a linked quarter basis, a 3.1 percent decline from the $2.32 million for the quarter ending September 30, 2008. Earnings per share for the fourth quarter 2008 were $0.48, a 4.0 percent decline from the $0.50 earned in the fourth quarter 2007 and the third quarter of 2008.

Net interest margin for the fourth quarter of 2008 was 3.29 percent, up 31 basis points from fourth quarter 2007 and down 5 basis points from 3.34 percent for the third quarter 2008. Net interest margin for the year 2008 was 3.21 percent, up 25 basis points from fiscal 2007.

Noninterest expense for fiscal 2008 was $37.9 million, down slightly from $38.0 million in 2007.

“Despite the unprecedented turmoil in the banking sector and the economic recession, BancorpRI was still able to achieve a modest increase in earnings in 2008,” stated President and CEO Merrill W. Sherman. “Judicious balance sheet management helped us attain an expanded margin. The margin increase, coupled with strong expense controls, enabled us to offset higher credit costs. Our strong commercial loan growth underscores we are open for business and also helped fuel our earnings.”

The bank’s commercial loan portfolio ended the fourth quarter 2008 at $658.4 million, up 14.8 percent from $573.7 million in the fourth quarter 2007 and up 2.9 percent from $639.6 million in the prior quarter. Residential mortgage balances declined year over year as the bank continued its strategic conversion to a more commercially oriented balance sheet. Consumer loan balances were also down year over year, but increased from the prior quarter.

Total deposits were $1.04 billion at year-end 2008, compared to $1.01 billion at December 31, 2007, and $1.02 billion at the prior quarter end.

In 2008, the company added $4.5 million to its allowance for loan and lease losses. The provision exceeded net charge-offs by $2.0 million. The increased provision served to strengthen the ratio of the allowance to 1.36 percent at December 31, 2008, from 1.22 percent at December 31, 2007. The fourth quarter’s provision for loan and lease losses was $1.75 million compared to $1.52 million in the prior quarter and $210 thousand a year ago. Nonperforming loans at December 31, 2008 totaled $14.4 million, compared to $11.7 million in the prior quarter and $4.1 million a year ago. As a percentage of total loans, nonperforming loans ended the fourth quarter 2008 at 1.33 percent, compared to 1.11 percent in the third quarter 2008 and 0.4 percent at the end of the fourth quarter 2007.

“Our net charge offs and nonperforming asset ratio continue to compare favorably to our peer group. This reflects years of carefully building a culture of prudence and diligence in our risk management practices and approach to our business,” said Sherman.

On December 19, 2008, the company announced its participation in the U.S. Treasury Department’s Capital Purchase Program and, subsequently, issued $30 million of preferred stock and related warrants to the U.S. Treasury. As a result of this action, BancorpRI has strengthened its already well-capitalized position. With an estimated Tier 1 capital ratio of 9.8 percent and an estimated total risk-weighted capital ratio in excess of 15 percent, the company is in the strongest capital position in its history and among the best capitalized financial institutions in the nation.

Sherman concluded, “I am proud of the way our company has been able to avoid major pitfalls and profitably navigate through an extraordinarily difficult environment. Our strongly capitalized balance sheet enhances our lending capabilities, allows us to support our community and positions BankRI to continue its leadership in stimulating Rhode Island’s economic recovery.”

The company’s Board of Directors approved a dividend of $0.17 per share. The dividend will be paid on March 11, 2009 to shareholders of record on February 18, 2009.

Bancorp Rhode Island, Inc. will host a conference call at 10:00 a.m. Eastern Daylight Time (EDT) on Thursday, January 29, to discuss its fourth quarter 2008 earnings. Access the conference call by dialing toll free (800) 762-8779, or via webcast at http://www.bankri.com/investorrelations. Please dial in at least 10 minutes prior to the start of the call to ensure a timely connection.

There will be a playback of the call available the same day beginning at approximately 1 p.m. EDT that can be accessed through 11:59 p.m. EDT on Saturday, January 31, 2009. The replay dial-in number is (800) 406-7325; when prompted, enter conference ID number 3959332. The webcast will be archived on the “Investor Relations” page of the Bank Rhode Island website at http://www.bankri.com/investorrelations.

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches throughout Providence, Kent and Washington Counties.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.

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BANCORP RHODE ISLAND, INC.

Selected Financial Highlights (unaudited)

	December 31, 2008	December 31, 2007
Balance Sheet Data:	(Dollars in thousands, except per share data)

Total Assets	$1,528,974	$1,477,119
Total Loans and Leases	1,077,742	1,038,132
Nonperforming Loans	14,369	4,149
Total Other Real Estate Owned	863	--
Allowance for Loan Losses	14,664	12,619
Allowance for Nonperforming Loans	102.05%	304.15%
Allowance to Total Loans	1.36%	1.22%
Total Deposits	1,042,192	1,014,780
Total Shareholders’ Equity	149,605	113,108
Common Shareholders’ Equity	119,597	113,108
Book Value Per Share of Common Stock	$26.14	$24.79
Tangible Book Value Per Share of Common Stock	$23.52	$22.21

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
(Dollars in millions)

Average Balance Sheet Data:

Average Total Assets	$1,513	$1,471	$1,485	$1,470
Average Total Loans	1,073	1,025	1,053	1,015
Average Total Interest-bearing Liabilities	1,176	1,161	1,175	1,154
Average Total Shareholders’ Equity	124	116	116	115
Average Common Shareholders’ Equity	116	116	114	115

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
(Dollars in thousands, except per share data)

Income Statement Data:

Interest and Dividend Income	$19,648	$21,703	$80,298	$86,070
Interest Expense	7,933	11,244	34,930	44,826
Net Interest Income	11,715	10,459	45,368	41,244
Provision of Loan and Lease Losses	1,750	210	4,520	700
Noninterest Income	2,881	2,703	10,609	10,785
Noninterest Expense	9,510	9,398	37,886	38,025
Income Before Income Taxes	3,336	3,554	13,571	13,304
Income Tax Expense	1,083	1,159	4,427	4,259
Net Income	$2,253	$2,395	$9,144	$9,045
Preferred Stock Dividends	(50)	--	(50)	--
Accretion of Preferred Shares Discount	(8)	--	(8)	--
Net Income Applicable to Common Shares	$2,195	$2,395	$9,086	$9,045

Data Per Common Share:

Earnings Per Common Share – Basic	$0.48	$0.51	$1.99	$1.89
Earnings Per Common Share – Diluted	$0.48	$0.50	$1.96	$1.84
Average Common Shares Outstanding – Basic	4,569,338	4,693,350	4,560,858	4,791,625
Average Common Shares Outstanding - Diluted	4,614,697	4,799,217	4,631,208	4,918,763

Selected Operating Ratios:

Net Interest Margin	3.29%	2.98%	3.21%	2.96%
Return on Assets	0.59%	0.65%	0.62%	0.62%
Return on Equity	7.72%	8.21%	8.01%	7.87%
Efficiency Ratio	65.15%	71.40%	67.68%	73.08%

(1) Calculated by dividing total noninterest expenses by net interest income plus noninterest income.

BANCORP RHODE ISLAND, INC.

Consolidated Balance Sheets (unaudited)

	December 31, 2008	December 31, 2007
	(In thousands)
ASSETS:
Cash and due from banks	$54,344	$20,465
Overnight investments	1,113	17,097
Total cash and cash equivalents	55,457	37,562
Investment securities available for sale (amortized cost of $61,857 and $77,193, respectively)	60,842	76,986
Mortgage-backed securities available for sale (amortized cost of $263,910 and $258,094, respectively)	265,564	258,195
Total available for sale securities	326,406	335,181
Stock in Federal Home Loan Bank of Boston	15,671	15,671
Loans and leases receivable:
Commercial loans and leases	658,422	573,668
Residential mortgage loans	212,665	248,728
Consumer and other loans	206,655	215,736
Total loans and leases receivable	1,077,742	1,038,132
Allowance for loan and lease losses	(14,664)	(12,619)
Net loans and leases receivable	1,063,078	1,025,513
Premises and equipment, net	12,641	13,721
Goodwill	12,019	11,772
Accrued interest receivable	5,240	6,557
Investment in bank-owned life insurance	28,765	24,186
Prepaid expenses and other assets	9,697	6,956
Total assets	$1,528,974	$1,477,119
LIABILITIES:
Deposits:
Demand deposit accounts	$176,495	$172,634
NOW accounts	56,703	65,191
Money market accounts	4,445	6,054
Savings accounts	381,106	396,838
Certificate of deposit accounts	423,443	374,063
Total deposits	1,042,192	1,014,780
Overnight and short-term borrowings	57,676	66,795
Wholesale repurchase agreements	10,000	10,000
Federal Home Loan Bank of Boston borrowings	238,936	241,505
Subordinated deferrable interest debentures	13,403	13,403
Other liabilities	17,162	17,528
Total liabilities	1,379,369	1,364,011
SHAREHOLDERS’ EQUITY:
Preferred stock, par value $0.01 per share, authorized 1,000,000 shares:
Issued and outstanding: Issued: (30,000 and 0 shares, respectively)	--	--
Common stock, par value $0.01 per share, authorized 11,000,000 shares:
Issued: (4,926,920 shares and 4,867,121 shares, respectively)	49	49
Additional paid-in capital	101,918	70,123
Treasury stock, at cost (352,250 shares and 305,200 shares, respectively)	(12,055)	(10,189)
Retained earnings	59,278	53,194
Accumulated other comprehensive income (loss), net	415	(69)
Total shareholders’ equity	149,605	113,108
Total liabilities and shareholders’ equity	$1,528,974	$1,477,119

BANCORP RHODE ISLAND, INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
Interest and dividend income:
Commercial loans and leases	$10,085	$10,217	$39,709	$39,657
Residential mortgage loans	2,863	3,394	12,095	13,768
Consumer and other loans	2,585	3,364	11,198	13,613
Mortgage-backed securities	3,398	2,943	13,655	11,166
Investment securities	616	1,263	2,767	5,707
Federal Home Loan Bank of Boston stock dividends	3	256	610	1,056
Overnight investments	98	266	264	1,103
Total interest and dividend income	19,648	21,703	80,298	86,070
Interest expense:
NOW accounts	24	91	162	391
Money market accounts	4	32	69	135
Savings accounts	1,354	2,934	7,042	11,028
Certificate of deposit accounts	3,401	4,307	14,306	17,676
Overnight and short-term borrowings	49	711	902	2,717
Wholesale repurchase agreements	136	136	540	602
Federal Home Loan Bank of Boston borrowings	2,726	2,770	10,960	10,768
Subordinated deferrable interest debentures	239	263	949	1,509
Total interest expense	7,933	11,244	34,930	44,826
Net interest income	11,715	10,459	45,368	41,244
Provision for loan and lease losses	1,750	210	4,520	700
Net interest income after provision for loan and lease losses	9,965	10,249	40,848	40,544
Noninterest income:
Service charges on deposit accounts	1,359	1,488	5,711	5,578
Loan related fees	360	181	803	649
Gain on sale of available for sale securities	315	--	725	254
Income from bank-owned life insurance	297	263	1,080	1,038
Commissions on nondeposit investment products	116	138	745	575
Net gains on lease sales and commissions on loans originated for others	80	198	454	1,216
Impairment of available for sale securities	--	--	(219)	--
Other income	354	435	1,310	1,475
Total noninterest income	2,881	2,703	10,609	10,785
Noninterest expense:
Salaries and employee benefits	4,885	4,996	20,091	20,859
Occupancy	902	843	3,530	3,527
Professional services	770	514	2,968	2,212
Data processing	692	721	2,816	2,850
Marketing	507	415	1,607	1,562
Equipment	241	341	1,048	1,345
Loan workout and other real estate owned	229	143	543	190
Loan servicing	140	161	643	767
Other expenses	1,144	1,264	4,640	4,713
Total noninterest expense	9,510	9,398	37,886	38,025
Income before income taxes	3,336	3,554	13,571	13,304

Income tax expense	1,083	1,159	4,427	4,259
Net income	$2,253	$2,395	$9,144	$9,045
Preferred stock dividends	(50)	--	(50)	--
Accretion of preferred shares discount	(8)	--	(8)	--
Net income applicable to common shares	$2,195	$2,395	$9,086	$9,045

Per share data:
Basic earnings per common share	$0.48	$0.51	$1.99	$1.89
Diluted earnings per common share	$0.48	$0.50	$1.96	$1.84
Average common shares outstanding – basic	4,569,338	4,693,350	4,560,858	4,791,625
Average common shares outstanding – diluted	4,614,697	4,799,217	4,631,208	4,918,763